UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-282362

UNDER

THE SECURITIES ACT OF 1933

ZEEKR Intelligent Technology Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Room 2301, Building 1, Dadao Wangchao Shangwu Center, Yingfeng Street, Xiaoshan District, Hangzhou, Zhejiang Province, China

(Address of principal executive offices, including zip code)

2021 Share Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, N.Y. 10168

+1 (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-282362) (the “Registration Statement”), which was filed with the Securities and Exchange Commission by ZEEKR Intelligent Technology Holding Limited, a company established under the laws of the Cayman Islands (the “Company” or the “Registrant”), on September 27, 2024 to register an aggregate of 150,000,000 ordinary shares, par value US$0.0002 per share, of the Company, issuable under the Company’s 2021 Share Incentive Plan (the “Plan”).

This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the Plan.

On December 22, 2025, pursuant to the Agreement and Plan of Merger dated July 15, 2025 (the “Merger Agreement”) by and among the Company, Geely Automobile Holdings Limited (“Geely”) and Keystone Mergersub Limited, a wholly-owned subsidiary of Geely (“Merger Sub”), the Merger Sub merged with and into the Company, with the Company being the surviving company of the merger (the “Merger”) and becoming a wholly-owned subsidiary of Geely. Upon completion of the Merger, the Company became a privately-held company.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. The Company hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, China on December 23, 2025.

ZEEKR Intelligent Technology Holding Limited

By:	/s/ Conghui An
	Name:	Conghui An
	Title:	Chief Executive Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ZEEKR Intelligent Technology Holding Limited has signed this Post-Effective Amendment to the Registration Statement in New York, New York on December 23, 2025.

Cogency Global Inc. Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President